Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Barnes & Noble, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 27, 2012, except for the adjustment described in Note 22, as to which the date is July 26, 2013, relating to the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended May 3, 2014 (the “Form 10-K”).  We also consent to the incorporation by reference of our report dated June 27, 2012 relating to the financial statement schedule, which appears in the Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BDO USA, LLP
New York, New York
December 23, 2014